Exhibit 10.1

ENGAGEMENT LETTER

January 12, 2005

Mr. Mack Traynor
President & CEO
HEI Inc.
1495 Steiger Lake Lane
Victoria, MN 55386

Dear Mack:

     Thank you for the opportunity to work with HEI, Inc. (“HEI” or “the Company”). I believe that I understand your needs and that I can help you achieve your goals. This letter agreement (“Agreement”) sets forth the proposed terms of our engagement.

SCOPE OF SERVICES

     Timothy Clayton, a principal of Emerging Capital, will provide consulting services generally consistent with the duties and responsibilities of the Chief Financial Officer. This would include assisting the Company with the financial reporting process, financial forecasting, budgeting, performance measurement, strategic planning, internal controls, investor relations, administration assistance and assistance in other areas as desired by the Chief Executive Officer of the Company. He will work closely with the senior management team and report to the Chief Executive Officer and Board of Directors.

     While it is anticipated that the services to be performed by Mr. Clayton as contemplated in this Agreement will be provided over a longer-term period, this initial engagement letter has been structured to cover the period from January 15, 2005 through April 30, 2005. It is expected that the fulfillment of the services outlined above will require a substantial amount of effort during this period which has been estimated to be approximately 120 hours per month. At the end of this initial term, the parties will discuss the ongoing needs of HEI and consider revisions to the terms of this Agreement, if necessary. Either party may terminate this Agreement upon 5 days’ advance written notice; provided, however, that in the event of termination, the Company is obligated to make full payment to Emerging Capital for the month in which the written notice is received. Upon termination of this Agreement, Emerging Capital shall deliver to the Company all work products, tangible manifestations of Confidential Information and Company property in its possession or under its control.

INDEPENDENT CONTRACTOR/WORKS FOR HIRE

     The parties agree that Emerging Capital is an independent contractor and, as such, neither Emerging Capital nor any employee of Emerging Capital is an employee of HEI. As a consequence, HEI is not responsible for withholding or deducting from its payments to Emerging Capital any sums for federal or state income taxes; social security; medical, dental, worker’s compensation or disability insurance coverage; pension or retirement plans; or the like. Emerging Capital specifically agrees to pay for any and all federal and state taxes and other payments lawfully due in connection with the compensation received pursuant to this Agreement.

     All documentation, training materials, and other works developed by Emerging Capital under this Agreement, as well as all papers, records and the like prepared or produced by Emerging Capital in the performance of services under this Agreement, shall hereinafter be referred to as “Works.” All Works shall be the sole and exclusive property of the Company and the Company shall have the right to examine Works at any time.

PROFESSIONAL FEES

     The fees for the services outlined in this Agreement will be a $15,000 monthly, non- refundable retainer payable at the beginning of each month. This arrangement will begin on or about January 15, 2005 and the retainer payment for January, 2005 will be $7,500. This agreement is based on an estimation of the time required to perform the services described above. As noted above, if the time incurred or expected to be incurred is inconsistent with this fee level, the parties agree to discuss a modification of these terms for the next engagement period.

     The fees outlined above are exclusive of normal and customary expenses that would be incurred in this process such as travel, meals, lodging, and delivery services.

     I will bill the Company at the beginning of each month and expect payment promptly upon receipt. The first billing will be in January, 2005 for the month of January.

     You have also agreed, subject to approval by the Company’s Board of Directors, to issue to the undersigned, an option to purchase 20,000 shares of HEI common stock pursuant to the terms of your Stock Option Plan. These options shall have a term of 7 years. In view of the fact that the parties anticipate that this relationship will continue into the future, we have agreed that 50% of the options will vest six months following the date of grant and the remainder will vest one year after the date of grant. The exercise price of the stock options shall be equal to the fair market value of a share of HEI common stock on the date of grant, which is deemed to be January 14, 2005. The shares of HEI common stock underlying the option shall be registered at the time of exercise on Form S-8 under the Securities Act of 1933, as amended. In the event that the Company terminates or decides not to renew this Agreement, the options will be retained by Mr. Clayton. If Mr. Clayton terminates this agreement prior to the end of the initial term, he agrees to forfeit the options.

     HEI agrees to indemnify and hold Emerging Capital and its principals and affiliates harmless from and against any and all damage, loss, cost, expense, obligation, claim or liability, joint or several, to which Emerging Capital and its principals and affiliates may become subject in connection with the performance of its obligations hereunder, including, without limitation any claim arising under federal or state securities laws, under any other statute, at common law or investigation, and to reimburse Emerging Capital for any reasonable legal or other expenses (including the cost of any investigation and preparation) incurred by Emerging Capital and its principals and affiliates arising out of or in connection with any action or claim in connection therewith, whether or not resulting in liability; provided however that HEI shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment by a court to have resulted from Emerging Capital’s gross negligence or intentional misconduct in performing the services provided for under this agreement. HEI agrees to not hold Emerging Capital and its principals and affiliates liable for any and all actions of other parties. This indemnification shall survive any termination of this agreement.

     We are very excited about the possibility of working with you and look forward to getting underway.

     In order to proceed please sign the letter in the space provided evidencing your understanding of our services and related fees.

Sincerely,

/S/ Timothy Clayton 2/28/05
Timothy C. Clayton Emerging Capital

     We understand the scope of the services to be provided and agree to the compensation as described above.

HEI, Inc.

/S/ Mack Traynor 2/28/05
Name: Mr. Mack Traynor Title: President & CEO